UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 15, 2016

Ambac Financial Group, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	1-10777	13-3621676
(State of incorporation)	(Commission file number)	(I.R.S. employer identification no.)

One State Street Plaza, New York, New York 10004
(Address of principal executive offices) (Zip Code)

(212) 658-7470
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Ambac Financial Group, Inc. (“Ambac”) and its principal subsidiary, Ambac Assurance Corporation (“Ambac Assurance,” and, together with Ambac, the “Company”), and Cathleen J. Matanle, Senior Managing Director of Ambac and Ambac Assurance, have mutually agreed that Ms. Matanle will retire from the Company at the close of business on September 30, 2016.
On September 15, 2016, the Company entered into a Separation Agreement with Ms. Matanle (the “Separation Agreement”), pursuant to which Ms. Matanle’s employment with the Company will end due to her retirement at the close of business on September 30, 2016 (the “Separation Date”). Pursuant to the Separation Agreement, Ms. Matanle (i) will be entitled to receive a lump sum payment in the amount of $705,000, less applicable taxes, withholdings and deductions; (ii) will continue to be eligible to receive her outstanding equity awards pursuant to the terms and conditions of her existing award agreements; and (iii) will be entitled to receive any company-match contributions that are due under the terms and conditions of the Ambac Assurance Corporation Savings Incentive Plan through the Separation Date.
Ms. Matanle will be subject to certain confidentiality, non-competition, and non-solicitation covenants and a cooperation covenant for so long as the Company is involved in litigation relating to certain matters in which Ms. Matanle has been involved during the course of her employment with the Company, whether such litigation is presently pending or instituted in the future. Ms. Matanle will also be subject to non-disclosure and non-disparagement covenants.
The foregoing summary of the terms and conditions of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, which is attached hereto as Exhibit 10.1.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits.     The following exhibit is filed as part of this Current Report on Form 8-K:

Exhibit
Number	Exhibit Description
10.1	Separation Agreement dated as of September 15, 2016, by and among Cathleen J. Matanle, Ambac Financial Group, Inc. and Ambac Assurance Corporation.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Ambac Financial Group, Inc.
(Registrant)

Dated:	September 16, 2016	By:	/s/ William J. White
First Vice President, Secretary and Assistant General Counsel

Exhibit Index

Exhibit
Number	Exhibit Description
10.1	Separation Agreement dated as of September 15, 2016, by and among Cathleen J. Matanle, Ambac Financial Group, Inc. and Ambac Assurance Corporation.